EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 15, 2001, relating to the consolidated financial statements of Phoenix Home Life Mutual Insurance Company for the year ended December 31, 2000, which appears in The Phoenix Companies, Inc. Registration Statement on Form S-1 (File No. 333-55268). We also consent to the incorporation by reference in this Registration Statement of our report dated June 20, 2001, relating to the financial statements of The Phoenix Home Life Mutual Insurance Company Savings and Investment Plan, which appears in the Annual Report on Form 11-K of The Phoenix Home Life Mutual Insurance Company Savings and Investment Plan for the year ended December 31, 2000.

PricewaterhouseCoopers LLP

Hartford, Connecticut
December 17, 2001